Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Deputy Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS,
ISSUES SECOND QUARTER 2013 GUIDANCE

     Pleasanton, California, May 23, 2013 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended May 4, 2013 of $1.07, up from $.93 for the 13 weeks ended April 28, 2012. These results represent a 15% increase on top of a 26% gain in last year’s first quarter. Net earnings for the 2013 first quarter grew 12% to $234.6 million, up from $208.6 million in the prior year.

     First quarter 2013 sales increased 8% to $2.540 billion, up from $2.357 billion in the first quarter of 2012. Comparable store sales for the 13 weeks ended May 4, 2013 rose 3% over the 13 weeks ended May 5, 2012. This compared to a robust 9% same store sales gain for the 13 weeks ended April 28, 2012.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with the slightly better-than-expected sales and earnings we delivered in the first quarter, especially considering this growth was achieved on top of strong prior year gains. These results continued to be driven by our ongoing ability to offer terrific bargains to today’s value-oriented consumers.”

     Mr. Balmuth continued, “Operating margin for the period grew to a record 14.9%, up from 14.4% in the prior year. This increased level of profitability was mainly driven by higher merchandise gross margin and also benefited from favorable timing of expenses.”

     Mr. Balmuth also noted, “We continued to enhance stockholder returns through our stock repurchase and dividend programs in the first quarter. During the first three months of fiscal 2013, we repurchased 2.3 million shares of common stock for an aggregate price of $138 million. We are on track to buy back a total of $550 million in common stock during fiscal 2013 under the two-year $1.1 billion authorization approved by our Board of Directors in January 2013.”

     Looking ahead, Mr. Balmuth said, “For the 13 weeks ending August 3, 2013, we are forecasting same store sales to increase 1% to 2% compared to the 13 weeks ended August 4, 2012. Earnings per share for the 2013 second quarter are projected to be in the range of $.89 to $.93, up from last year’s $.81. This represents forecasted growth of 10% to 15% on top of a strong 27% gain in the second quarter of 2012.”

     Mr. Balmuth concluded, “We now project earnings per share for the 52 weeks ending February 1, 2014 to be in the range of $3.70 to $3.81, up from our initial guidance of $3.65 to $3.80 and compared to $3.53 for the 53 weeks ended February 2, 2013. As previously disclosed, the 53rd week in fiscal 2012 added an estimated $.10 to earnings per share.”

     The Company will provide additional details about its first quarter results and management’s outlook for the second quarter on a conference call to be held on Thursday, May 23, 2013 at 4:15 p.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, May 30, 2013 at 404-537-3406, ID #71959797.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related retailing merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geo-economic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities through the implementation of new processes and systems enhancements; managing our planned data center and headquarters moves without disruption or unanticipated costs; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2012 and Form 8-Ks for fiscal 2013. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2012 revenues of $9.7 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,112 locations in 33 states, the District of Columbia and Guam as of May 4, 2013. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 115 dd’s DISCOUNTS® in nine states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	May 4, 2013	April 28, 2012
Sales	$2,539,914	$2,356,841

Costs and Expenses
Costs of goods sold	1,798,811	1,679,127
Selling, general and administrative	361,968	337,811
Interest expense, net	209	2,232
Total costs and expenses	2,160,988	2,019,170

Earnings before taxes	378,926	337,671
Provision for taxes on earnings	144,314	129,058
Net earnings	$234,612	$208,613

Earnings per share
Basic	$1.09	$0.94
Diluted	$1.07	$0.93

Weighted average shares outstanding (000)
Basic	215,408	221,104
Diluted	218,496	224,929

Dividends
Cash dividends declared per share	$-	$-

Stores open at end of period	1,227	1,146

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 4, 2013	April 28, 2012
Assets

Current Assets
Cash and cash equivalents	$714,174	$741,117
Short-term investments	1,038	463
Accounts receivable	77,284	66,632
Merchandise inventory	1,226,449	1,134,703
Prepaid expenses and other	111,405	104,216
Deferred income taxes	22,846	11,854
Total current assets	2,153,196	2,058,985

Property and equipment, net	1,526,564	1,246,601
Long-term investments	4,302	5,614
Other long-term assets	158,699	146,286
Total assets	$3,842,761	$3,457,486

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$859,595	$830,044
Accrued expenses and other	328,690	284,108
Accrued payroll and benefits	168,088	148,770
Income taxes payable	110,829	107,715
Total current liabilities	1,467,202	1,370,637

Long-term debt	150,000	150,000
Other long-term liabilities	261,301	211,777
Deferred income taxes	88,997	114,437

Commitments and contingencies

Stockholders’ Equity	1,875,261	1,610,635
Total liabilities and stockholders’ equity	$3,842,761	$3,457,486

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 4, 2013	April 28, 2012
Cash Flows From Operating Activities
Net earnings	$234,612	$208,613
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	48,726	43,136
Stock-based compensation	11,788	11,587
Deferred income taxes	2,257	(339)
Tax benefit from equity issuance	20,341	23,123
Excess tax benefit from stock-based compensation	(20,114)	(22,662)
Change in assets and liabilities:
Merchandise inventory	(17,212)	(4,633)
Other current assets	(31,197)	(28,890)
Accounts payable	89,620	100,177
Other current liabilities	8,077	(33,792)
Other long-term, net	5,961	1,010
Net cash provided by operating activities	352,859	297,330

Cash Flows From Investing Activities
Additions to property and equipment	(97,552)	(57,993)
Increase in restricted cash and investments	(12,254)	(13,410)
Purchases of investments	-	(424)
Proceeds from investments	107	618
Net cash used in investing activities	(109,699)	(71,209)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	20,114	22,662
Issuance of common stock related to stock plans	5,766	7,955
Treasury stock purchased	(25,848)	(23,123)
Repurchase of common stock	(138,304)	(110,614)
Dividends paid	(37,475)	(31,719)
Net cash used in financing activities	(175,747)	(134,839)

Net increase in cash and cash equivalents	67,413	91,282

Cash and cash equivalents:
Beginning of period	646,761	649,835
End of period	$714,174	$741,117

Supplemental Cash Flow Disclosures
Interest paid	$-	$-
Income taxes paid	$59,232	$30,258

Non-Cash Investing Activities
Increase (decrease) in fair value of investment securities	$2	$(13)